EXHIBIT 99.1

News Release
The York Water Company
130 East Market Street
Contact:	Jeffrey R. Hines, President	York, PA 17401
jeffh@yorkwater.com
Or	Kathleen M. Miller, Chief Financial Officer
kathym@yorkwater.com
Phone:	717-845-3601	FOR IMMEDIATE RELEASE

YORK WATER COMPANY REPORTS 2nd QUARTER AND SIX MONTHS EARNINGS
AND ANNOUNCES TWO WATER ACQUISITIONS

York, Pennsylvania, August 6, 2015:  The York Water Company's (NASDAQ:YORW) President, Jeffrey R. Hines, announced today the Company's financial results for the second quarter and the first six months of 2015.

President Hines reported that second quarter operating revenues of $11,895,000 increased $127,000 and net income of $2,925,000 increased $168,000 compared to the second quarter of 2014.  Earnings per share for the second quarter were $0.22 for both 2015 and 2014.

President Hines also reported that the first six months operating revenues of $23,104,000 increased $765,000, and net income of $5,453,000 increased $585,000 compared to the first six months of 2014.  Higher revenues were due to an increase in rates as approved by the Pennsylvania Public Utility Commission effective February 28, 2014; and increases in the number of water and wastewater customers.  The increased revenues, along with lower income taxes and reduced interest on debt, offset higher expenses primarily for pension, depreciation, chemicals, and maintenance. Earnings per share for the six-month period were $0.04 higher than the same period in 2014.

During the first six months of 2015, the Company invested $5.9 million in construction expenditures for expansion of its service territory, upgrades to water treatment facilities, replacement of a portion of its infrastructure and other routine items.  In addition, the Company invested $89,000 in the acquisition of water facilities.  The Company estimates it will invest an additional $5.9 million in 2015, excluding acquisitions, for improvements to its pipes, filtration system, facilities, and dams to ensure a safe, adequate, and reliable supply of drinking water and to maintain proper handling and disposal of wastewater for the Company's growing customer base.

Period Ended June 30
In 000's (except per share)
	Quarter		Six Months
	2015	2014	2015	2014
Operating Revenues	$ 11,895	$ 11,768	$ 23,104	$ 22,339
Net Income	$ 2,925	$ 2,757	$ 5,453	$ 4,868
Average Number of Common Shares Outstanding	12,862	12,895	12,849	12,943
Basic Earnings Per Common Share	$ 0.22	$ 0.22	$ 0.42	$ 0.38
Dividends Declared Per Common Share	$ 0.1495	$ 0.1431	$ 0.2990	$ 0.2862

ACQUISITIONS ANNOUNCED

On July 16 and July 20, 2015, the Company signed agreements to purchase the water assets of Crestview Mobile Home Park and Westwood Mobile Home Park, respectively, both in York County, Pennsylvania.  Completion of these acquisitions is contingent upon receiving approval from all required regulatory authorities.  The Company expects to begin serving approximately 320 new customers through an interconnection with its current distribution system in the first quarter of 2016.

This news release may contain forward-looking statements regarding the Company's operational and financial expectations. These statements are based on currently available information and are subject to risks, uncertainties, and other events which could cause the Company's actual results to be materially different from the results described in this statement. The Company undertakes no duty to update any forward-looking statement.

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